EXHIBIT 4.2

                       STATEMENT OF RIGHTS AND PREFERENCES
                        FOR THE SERIES B PREFERRED STOCK


                  CERTIFICATE ESTABLISHING AND DESIGNATING THE
                     RIGHTS, PREFERENCES AND RESTRICTIONS OF
                          SERIES B PREFERRED SHARES OF
                      WIRELESS CABLE & COMMUNICATIONS, INC.


     Pursuant to the provisions of section 78.1955 of the Nevada revised Statutes, as amended, and pursuant to the authority expressly vested in the Board of Directors of Wireless Cable & Communications, Inc., a Nevada corporation (the "Corporation"), by consent resolutions dated July 17, 1997, the Board of Directors of the Corporation fixed and determined the voting rights, designations, preferences, qualifications, privileges, limitations, restrictions, options and other special or relative rights of a series of the Corporation's preferred stock, hereinafter designated as the "Series B Preferred Shares," consisting of 750,000 shares of the Corporation's 5,000,000 shares of authorized preferred stock, of which (prior to the filing of this Certificate) 750,000 shares of such 5,000,000 shares are undesignated.

     The undersigned, the duly elected and acting president and secretary of the Corporation, respectively, hereby certify and acknowledge that the resolution set forth immediately below was duly adopted as such written consent resolution:

                        IT IS HEREBY RESOLVED AS FOLLOWS:

     Pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation, and pursuant to the provisions of the Nevada Revised Statutes, the Board of Directors hereby fixes and determines the relative voting rights, designations, preferences, qualifications, privileges, limitations, restrictions and other special or relative rights or a series of authorized preferred stock, par value $.01 per share, designated the "Series B Preferred Stock," which shall consist of 750,000 shares of the Corporation's preferred stock as follows:

1.            Dividends

              1.1 No dividend shall be declared or paid on the common stock of the Corporation, par value $.01 per share (the "Common Stock"), during any fiscal year of the Corporation until dividends in the annual amount of $.0675 per share (as adjusted for any stock dividends, combinations, or stock splits with respect to such stock as set forth in Section 5), noncumulative, on the Series B Preferred Stock shall have been declared and paid during such fiscal year. The preferential dividend on the Series B Preferred Stock shall be payable semiannually on January 1 and July 1 of each year.


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


              1.2 The preferential dividend described in Section 1.1 hereof shall be payable by the Corporation, in its sole discretion, in (a) cash, or (b) by the delivery to each holder of the Series B Preferred Stock of the number of shares of Series B Preferred Stock equal to the product of (i) .0675 (annually, or .03375 semi-annually, as the case may be), multiplied by (ii) the number of shares of issued and outstanding Series B Preferred Stock held by such shareholder.

2. Liquidation. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holder of each share of Series B Preferred Stock shall be entitled to receive (subject to any other class of the Corporation's stock that is senior to the Series B Preferred Stock), prior and in preference to any distribution of any of the assets of the Corporation to the holders of the shares of Common Stock, but in parity (in pari pasu) with the holders of the shares of the Series A Preferred Stock, an amount equal to $10.00 per Series B share. If, upon any such liquidation, dissolution or winding up of the Corporation, the assets distributable among the holders of the Series B Preferred Stock shall be insufficient to permit the payment in full to such holders of the amount hereinabove provided, then the entire assets of the Corporation shall be applied ratably to the payment of such amount to the holders of the Series A Preferred Stock and the Series B Preferred Stock then outstanding.

3. Redemptions. The Series B Preferred Stock shall not be redeemable.

4. Conversion. The Series B Preferred Stock shall not be convertible, except as provided in the further paragraphs of this Section 4.

              4.1 All issued and  outstanding  Series B Preferred Stock shall be automatically converted into fully paid and nonassessable shares of Common Stock of the Corporation at the applicable Conversion Rate on the date preceding the earliest to occur of (i) three years from the date of the initial issuance of the Series B Preferred Stock, or (ii) the date of the consummation of the
Corporation's sale of shares of its Common Stock in an underwritten public offering pursuant to a registration statement (other than a registration statement filed on Form S-4 or S-8, or equivalent form) filed with and declared effective by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, which results in aggregate net cash proceeds to the Corporation of at least $15,000,000 and which results in a market capitalization for the Corporation of at least $50,000,000 (post money) (an "Offering"), or
(iii) if the Corporation shall merge with or consolidate into another corporation and shall not be the surviving entity in such merger or consolidation, or shall sell, transfer or otherwise dispose of all or substantially all of its property, assets or business.

              4.2 As used herein, the term "Conversion Rate" shall mean, with respect to the occurrence of any event described in clause (i) or clause (iii) of paragraph 4.1, a fraction, the numeration of which shall be $10.00 and the denominator of which shall be the then value, per share, of the Corporation's Common Stock, as determined in good faith by the Board of Directors, and, with respect to the occurrence of the event described in clause (ii) of paragraph 4.1, a fraction, the numerator of which shall be $10.00 and the denominator of which shall be the greater of (A) the actual price paid by investors in the Corporation's Common Stock pursuant to the Offering, or (B) the assumed price to the public set forth in the registration statement for the Offering.

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


              4.3 Upon a conversion of the Series B Preferred Stock into shares of Common Stock pursuant to the provisions of paragraph 4.1, the holder thereof shall surrender, during regular business hours, the certificates representing the Series B Preferred Stock, duly endorsed to the Corporation or in blank, at the principal office of the Corporation or at such other place as the Corporation shall designate. The Corporation shall, promptly following its receipt of such certificates, determine the number of shares of Common Stock into which Series B Preferred Stock shall convert by multiplying the number of share of Series B Preferred Stock so tendered to the Corporation by the applicable Conversion Rate, and deliver to such holder of Series B Preferred Stock, or to such holder's nominee or nominees as shall be designated by such holder, a certificate or certificates for the number of shares of Common Stock to which such holders shall be entitled, together with cash to which such holder shall be entitled in lieu of fractional shares. The Series B Preferred Stock to be converted shall be deemed to have been converted and canceled as of the day immediately preceding the earliest to occur of the events described in paragraph 4.1, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

              4.4 At least 10 days prior to the anticipated occurrence of the earliest to occur of any event specified in paragraph 4.1, the Corporation shall give a written notice to each holder of record of Series B Preferred Stock, by certified mail enclosed in a postage paid envelope addressed to such holder at such holder's address as the same shall appear on the books of the Corporation. Delivery shall be deemed to have occurred on the second day after deposit of such notice in the mail. Such notice shall (i) state that the shares will be automatically converted on the date preceding the consummation of the anticipated event, (ii) state the expected date of conversion, and (iii) call upon such holder to exchange on or after said date at the principal place of business of the Corporation a certificate or certificates representing the Series B Preferred Stock to be converted in accordance with such notice as provided in paragraph 4.3. Upon any conversion hereunder, the Corporation shall not be obligated to issue certificates for the shares of Common Stock unless and until certificates evidencing the converted Series B Preferred Stock are delivered to the Corporation.

              4.5 The issuance of certificates for Common Shares upon the conversion of Series B Preferred Stock shall be made without charge to the converting holder of Series B Preferred Stock for any original issue or transfer tax in respect of the issuance of such certificates.

              4.6 The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of Series B Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion or exchange of all the Series B Preferred Stock at the time outstanding. The Corporation shall take at all times such corporate action as shall be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock upon the conversion of Series B Preferred Stock in accordance with the provisions hereof.

              4.7 No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued upon any conversion of Series B Preferred Stock.


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5. Equitable  Adjustment.  If a state of facts shall occur which,  without being specifically controlled by the provisions of these resolutions (including, without limitation, any subdivision of the outstanding shares of the Common Stock into a greater number of shares of Common Stock, any combination of the outstanding shares of Common Stock into a lesser number of shares, the issuance of rights to all of the holders of its shares of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the then fair market value of the Common Stock, the declaration of a dividend or other distribution payable in Common Stock, or the reorganization of the Corporation), would not fairly protect the conversion, dividend or voting rights of the holders of the Series B Preferred Stock or the rights of the Corporation in accordance with the essential intent and principles of these resolutions, then the Board of Directors of the Corporation shall make an adjustment in application of the provisions hereof, in accordance with such essential intent and principles, so as to protect such rights. Anything herein to the contrary notwithstanding, no adjustment in the Conversion Rate shall be required unless such adjustment, either by itself or with other adjustments not previously made, would require a change of at least 5% in the Conversion Rate, provided, however, that any adjustment which by reason of this subparagraph is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section shall be made to the nearest one-thousandth of a share.

6. Voting Rights. Except as provided by any applicable provision of Nevada law, each share of Series B Preferred Stock shall entitle the holder thereof the right to cast one vote on every matter duly brought before the holders of shares of Common Stock of the Corporation. The holders of the shares of Series B Preferred Stock and Common Stock shall vote together as one class on all matters submitted to a vote of the shareholders of the Corporation.

7. Rank. All preferred shares of the Corporation shall be identical and of equal rank except as to terms which may be specified by the Board of Directors pursuant to the resolution or resolutions providing for the issuance or amendment of the Series A Preferred Stock or the Series B Preferred Stock adopted from time to time by the Board of Directors.

                                     * * * *

         The undersigned hereby certify that the foregoing resolution was duly and unanimously adopted by the Board of Directors of the Corporation on July 17, 1997.

                                                  /s/ Lance D=Ambrosio
                                                  President


                                                  /s/ Anthony J. Sansone
                                                  Secretary
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

STATE OF UTAH              )
                                          :  ss.
COUNTY OF SALT LAKE        )

         The foregoing  instrument was  acknowledged  before me this 11th day of
August,   1997,  by  Lance  D=Ambrosio,   the  President  of  Wireless  Cable  &
Communications, Inc.


                                            James E. Elegante
                                            NOTARY PUBLIC
                                            Residing at: Salt Lake City, Utah



My Commission Expires:

8-8-99



STATE OF UTAH                               )
                                            :  ss.
COUNTY OF SALT LAKE                         )

         The foregoing  instrument was  acknowledged  before me this 11th day of
August,   1997,  by  Anthony   Sansone,   the  Secretary  of  Wireless  Cable  &
Communications, Inc.


                                            James E. Elegante
                                            NOTARY PUBLIC
                                            Residing at: Salt Lake City, Utah



My Commission Expires:

8-8-99

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